UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

September 28, 2007
Date of Report (Date of earliest event reported)

Vital Living, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33211	88-0485596
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1289 Clint Moore Rd., Boca Raton, Florida 33487
(Address of principal executive offices) (Zip Code)

561-300-9023
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On September 28, 2007, we entered into a definitive Asset Purchase Agreement (the “Purchase Agreement”) with NutraCea, Inc., a California corporation (“NutraCea”), that provides upon the terms and subject to the conditions set forth therein, NutraCea will purchase substantially all of our assets and assume certain of our liabilities. In addition, certain of our stockholders have entered into an agreement with NutraCea whereby those stockholders have agreed to vote in favor of the approval of the Purchase Agreement and the transactions contemplated thereby.

The consideration for this asset purchase is a combination of cash, debt cancellation, and stock cancellation. The Purchase Agreement contemplates that at the time of closing, NutraCea will pay $1,500,000 in cash and cancel an aggregate principal amount of approximately $4,226,000 of our and our affiliates’ indebtedness to NutraCea, including the obligations payable under our senior secured convertible notes which are held by NutraCea. The purchase price also includes the cancellation of 1,000,000 shares of our Series D Preferred Stock held by NutraCea.

The Agreement also contains other provisions, covenants, representations, and warranties made by NutraCea and our company that are typical in transactions of this size, type, and complexity. In addition, the closing of the transaction is subject to the fulfillment of customary closing conditions, including approval by our stockholders.

A copy of the Purchase Agreement is filed herewith as Exhibit 2.4.

Item 9.01.  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

Exhibit
Number

2.4	Asset Purchase Agreement by and between NutraCea, Inc. and the company, dated as of September 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAL LIVING, INC.

Date: October 4, 2007	By:	/s/ Stuart Benson
Stuart Benson Chief Executive Officer

EXHIBIT INDEX

2.4	Asset Purchase Agreement by and between NutraCea, Inc. and the company, dated as of September 28, 2007